Exhibit 10.2

CONSULTING AGREEMENT

This Agreement is made and entered into by and between Craig A. Knight (“Consultant”) and Forestar (USA) Real Estate Group Inc., whose address is 6300 Bee Cave Rd. Building 2, Suite 500, Austin, Travis County, Texas (“Forestar”) for the purposes and considerations as hereinafter set forth.

1.	Services to be Rendered: Consultant shall render advice and assistance to Forestar as directed by Bruce Dickson, which shall include but not be limited to entitlement efforts, acquisitions assistance, negotiations regarding land sales and co-investor/partner relations, as more specifically described in a schedule or schedules to be issued by Forestar from time to time during the term of this Agreement. Consultant shall be provided with office space at the Austin and Dallas office locations.

2.	Term: This Agreement shall be for a primary term of 12 months beginning October 1, 2012 and ending September 30, 2013. Thereafter, this Agreement may be extended by mutual agreement for successive 6-month terms until terminated. This Agreement may be terminated at will without cause by either party on ten days notice to the other party.

3.	Fees and Reimbursement:

A. During the term of this Agreement, Consultant shall be paid at the rate of $22,000 per month. By mutual agreement Consultant may be paid an incentive or incentives based on accomplishing agreed objectives.

B. In addition, Consultant shall be reimbursed for all reasonable and necessary business expenses incurred in the performance of his services.

C. Consultant shall invoice Forestar monthly indicating on such invoice any amount due for reimbursement for expenses and providing copies of receipts for expenses exceeding $75.

4.	Independent Consultant:

A. The parties agree that Consultant is an independent contractor and not an employee of Forestar; therefore, Forestar looks to Consultant for results only. Consultant understands and agrees that as an independent contractor, Consultant is fully responsible for payment of any and all FICA (Social Security), income, and other taxes that may accrue as the result of any fees paid hereunder. Forestar shall not withhold same from any fees paid pursuant to this Agreement. Consultant agrees to pay any such taxes as they become due and shall indemnify and hold Forestar harmless from claims for any such taxes or for the failure to withhold and pay such taxes.

B. As an independent contractor, Consultant shall not be obligated to provide the above services to Forestar on an exclusive basis and shall have the right to work for other parties from time to time and at any time during the term hereof, so long as such work does not create a conflict of interest, and/or involve work for any competing company, association, project, property or individual(s) who are involved in real estate development or any business similar to that of Forestar’s.

C. Consultant hereby agrees to keep strictly confidential any information, technology, or trade secrets of Forestar disclosed to or observed by Consultant during the term of this Agreement and subsequent to the expiration or termination of this Agreement.

5.	Confidentiality. Consultant agrees to hold in confidence, and not to disclose to third parties or use for any purpose other than performance of services, all or any part of the Information (including the location and type of services performed), maps, photographs (including negatives and digital images), video recordings, audio recordings, data, plans, reports, manuscripts, procedures, schedules, drawings, specifications, results, models, computer programs or any services product which is (i) received or ascertained by Consultant, directly or indirectly, from Forestar, its licensors or other contractors, or any member or members of the project for which the services are performed; or (ii) originated or otherwise acquired by Consultant, in connection with, as a result of, or incident to performance of services (“Information”).

Notwithstanding the provisions of the previous paragraphs, Consultant shall not be subject to any restriction hereunder with respect to any part of such material which (a) appears in issued patents or publications; (b) is known or becomes generally known to the relevant public through no fault of Consultant; (c) is independently generated by Consultant without use of the Information; (d) is furnished to others by Forestar without restriction on disclosure; or (e) was or becomes known to Consultant through other sources free of any confidentiality restriction.

Consultant agrees that, except as required for performance of services, neither Consultant nor its representatives shall make any photographs, video recordings or sound recordings of the services or of Forestar’s facilities. All copies of any photographs (including negatives and digital images), video recordings and audio recordings made by Consultant or its representatives at any time shall become the exclusive property of Forestar. Consultant shall not use Forestar’s name or the name of any Forestar affiliate in any promotional material or make any publicity release regarding services hereunder or Information without first obtaining the written permission of Forestar.

6.	Ownership of Work Products: All technical data, evaluations, reports, and other work product of Consultant hereunder shall become the property of Forestar and shall be delivered to Forestar upon completion of services authorized hereunder. Consultant may retain copies for his files and internal use. Publication or teaching of information directly derived from work performed or data obtained in connection with services rendered under this Agreement must first be approved in writing by Forestar.

7.	Entire Agreement: This Agreement constitutes the entire agreement between the parties and supersedes all negotiations, proposals, and prior agreements, if any, between the parties. This Agreement may only be modified or amended in writing signed by both parties hereto. Failure by either party to enforce or require strict compliance or performance by the other party hereto of any of the provisions in this Agreement shall not constitute a future waiver of all such provisions and shall not affect or impair in any way said party’s rights at any time to enforce said provisions or to avail itself of such remedies as it may have for any breach thereof.

8.	Governing Law: This Agreement is performable in Austin, Travis County, Texas and shall be governed by the laws of the State of Texas.

EXECUTED TO BE EFFECTIVE as of the 1st day of October, 2012.

FORESTAR:

Forestar (USA) Real Estate Group Inc.

By:	/s/ Bruce Dickson
Bruce Dickson
Chief Real Estate Officer

CONSULTANT:

/s/ Craig A. Knight
Craig A. Knight

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